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                                                                  Exhibit 99.1

Media Contact:                                             Investor Contact:
Skip Colcord                                               Phil Ruddick
(781) 386-6624                                             (781) 386-6638
colcors@polaroid.com                                       ruddick@polaroid.com




       Polaroid Announces Restructuring Plan To Save $60 Million Annually
            -- Outlines Realignment to Focus on Digital Marketplace -

         CAMBRIDGE, MA - February 22, 2001 - Polaroid Corporation (NYSE: PRD) today announced a comprehensive global restructuring plan designed to reduce overhead, realign the company's resources and accelerate implementation of its digital strategy. Approximately 950 jobs, about 11 percent of the global workforce, will be eliminated. The restructuring program, expected to be completed in about 12 months, should realize approximately $60 million in cost savings on an annualized basis.

         Polaroid expects to record a pre-tax charge of $90 million in the first quarter of 2001 for the restructuring plan. Of that total, about $60 million is associated with severance costs and the remaining $30 million relates to fixed-asset write-offs.

         Organizationally, Polaroid will continue to consolidate its global manufacturing capacity to improve efficiencies, reflecting the reduced demand for traditional instant film. General and administrative overhead also will be reduced in areas such as information technology, human resources and finance. As part of the plan, Polaroid will realign its North American sales force by distribution channel, which will provide a more cost effective coverage model for the company's trade customers.



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                                                             Restructuring - 2

         Financially, Polaroid continues to focus on improving cash flow by reducing capital expenditures, improving working capital and selling underutilized assets. The company is working with its banks to remain in compliance with its lending agreements.

         "We are taking aggressive structural and financial steps to make Polaroid more competitive and to take a quantum leap into the important digital marketplace," said Gary T. DiCamillo, chairman and chief executive officer. "Our focus is to generate strong, positive cash flow and invest in specific market opportunities, such as instant digital printing."

         As part of the announcement, DiCamillo said Sandra Lawrence, senior vice president of global marketing and chief marketing officer, will lead the instant digital printing initiative.

         Polaroid Corporation (www.polaroid.com), with annual sales of approximately $2 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; secure identification systems; and sunglasses to markets worldwide.

                Polaroid is a registered trademark of Polaroid Corporation, Cambridge, Mass., USA.

         Statements in this release may be forward-looking. Actual events will be dependent upon factors and risks including, but not limited to, the Company's ability to: market its core imaging products; penetrate new demographic markets; develop and implement its digital imaging strategy; manage or reduce its debt; manage the impact of foreign exchange and the effects of retail buying patterns; as well as the Company's ability to manage uncertainties and risk factors, including those described from time to time in the Company's filings with the Securities & Exchange Commission, specifically, the Company's 1999 Form 10 K and its most recent Form 10Qs.

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